Capital World Growth and Income Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

November 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,295,073
Class B	$33,659
Class C	$93,351
Class F1	$95,614
Class F2	$44,923
Total	$1,562,620
Class 529-A	$59,493
Class 529-B	$2,434
Class 529-C	$11,059
Class 529-E	$2,364
Class 529-F1	$2,111
Class R-1	$6,013
Class R-2	$24,066
Class R-3	$57,429
Class R-4	$57,655
Class R-5	$41,232
Class R-6	$63,204
Total	$327,060

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9700
Class B	$0.7020
Class C	$0.6997
Class F1	$0.9759
Class F2	$1.0653
Class 529-A	$0.9478
Class 529-B	$0.6656
Class 529-C	$0.6809
Class 529-E	$0.8657
Class 529-F1	$1.0200
Class R-1	$0.7209
Class R-2	$0.7195
Class R-3	$0.8736
Class R-4	$0.9768
Class R-5	$1.0781
Class R-6	$1.0954

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,260,556
Class B	39,226
Class C	120,271
Class F1	86,624
Class F2	50,530
Total	1,557,207
Class 529-A	62,718
Class 529-B	3,148
Class 529-C	15,957
Class 529-E	2,709
Class 529-F1	2,131
Class R-1	7,581
Class R-2	31,637
Class R-3	63,925
Class R-4	58,865
Class R-5	37,559
Class R-6	68,488
Total	354,718

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.75
Class B	$36.53
Class C	$36.36
Class F1	$36.68
Class F2	$36.74
Class 529-A	$36.65
Class 529-B	$36.52
Class 529-C	$36.48
Class 529-E	$36.59
Class 529-F1	$36.68
Class R-1	$36.42
Class R-2	$36.35
Class R-3	$36.53
Class R-4	$36.67
Class R-5	$36.77
Class R-6	$36.77